Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-164450 on Form S-8 of Cullman Savings Bank Profit Sharing Plan, of our report dated March 19, 2010 on the consolidated financial statements of Cullman Bancorp, Inc., which report is included in the Annual Report on Form 10-K for Cullman Bancorp, Inc. for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Brentwood, Tennessee

March 19, 2010